Exhibit 99.1

Contact:

Glenn Schulman, Pharm.D.

Marketing & Investor Relations

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports First Quarter 2005 Results

- PXD101 enters Phase II clinical trial for multiple myeloma -

- First 454 Genome Sequencing System sold to the Broad Institute -

Conference Call Details: Live webcast will begin at 11:00 a.m. Eastern time at www.curagen.com. A replay of the conference call will be available starting at 1:00 p.m. Eastern time through Saturday, May 28, 2005, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international). The passcode for the replay is 12573365.

NEW HAVEN, Conn., – April 28, 2005 – CuraGen Corporation (NASDAQ: CRGN) today reported financial results for the first quarter ended March 31, 2005. CuraGen continues to focus on bringing its pipeline of therapeutics through clinical and preclinical development, while ensuring aggressive management of expenditures. Net loss for the first quarter was $19.4 million or $0.39 per share, compared to $18.0 million or $0.36 per share for the same period in 2004. As of March 31, 2005, CuraGen had available cash and investments of $303.4 million, 6% subordinated convertible debt of $130 million due in February 2007 and 4% subordinated convertible debt of $110 million due in February 2011.

“We are focusing our pipeline development efforts and making the appropriate investments in our most advanced therapeutics. Resources are being carefully managed so that we may fund the clinical development of CG53135, PXD101, and CR002, as well as the preclinical development of CR011 and CT052,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen.

“During the first quarter of this year, we continued to make significant progress in advancing our pipeline of clinical and preclinical therapeutics. CG53135 continued to enroll patients into a Phase II randomized, placebo-controlled trial, and we advanced our second oncology therapeutic, PXD101, a small molecule HDAC inhibitor, into Phase II for the treatment of advanced multiple myeloma,” stated

Timothy M. Shannon, M.D., Executive Vice President of Research and Development, and Chief Medical Officer at CuraGen. “In addition, based on preclinical data on PXD101 presented at this year’s AACR Annual Meeting, we announced plans to initiate a second proof-of-concept study evaluating PXD101 in combination with 5-FU on patients with solid tumors, such as colorectal cancer. We look forward to announcing additional proof-of-concept studies with PXD101 as we continue to build out our oncology pipeline.”

David M. Wurzer, Chief Financial Officer and Executive Vice President of CuraGen added, “Consistent with previously provided guidance, CuraGen remains on track to decrease our net operating cash burn in 2005, as compared to 2004, while bringing our pipeline through the more advanced stages of clinical development.”

In the first quarter of 2005, 454 Life Sciences recognized $1.3 million in revenue for instrument, proprietary reagent and service sales, and $0.7 million in grant revenue. In March 2005, 454 sold and installed its first 454 Genome Sequencing System at the Genome Sequencing and Analysis program of the Broad Institute of MIT and Harvard, a research collaboration of the Massachusetts Institute of Technology, Harvard University and its hospitals and the Whitehead Institute for Biomedical Research. The 454 Genome Sequencing System utilizes proprietary system reagents that are sold by 454 Life Sciences.

“As 454 continues to ramp up commercialization and move toward financial self-sufficiency, we look forward to announcing the placement of additional instrument systems with major clients throughout this year,” stated Christopher K. McLeod, President and Chief Executive Officer at 454 Life Sciences. “We are also expanding our client base at the Measurement Services Center where we routinely provide genome sequencing and analysis for a variety of projects for biotech, pharmaceutical, academic and bioindustrial customers.”

Update on CuraGen’s Oncology Pipeline

PXD101 - small molecule histone deacetylase (HDAC) inhibitor for the treatment of solid and hematological malignancies

•	Initiated a Phase II clinical trial evaluating PXD101, both as a single-agent and in combination with dexamethasone, for the treatment of advanced multiple myeloma. This is an open-label, multi-center trial enrolling up to approximately 50 patients who have failed at least two prior treatment regimens for multiple myeloma;

•	Presented new preclinical data at the 96th Annual Meeting of the American Association for Cancer Research (AACR) demonstrating that PXD101 down-regulates, or diminishes, the amount of thymidylate synthase (TS) in cancer cells. Some cancer cells over express TS as a mechanism to enable them to become resistant to the killing effects of 5-FU, thus limiting the anti-tumor activity of this drug. Additional data reported on animal models of cancer demonstrated prolonged survival in animals treated with PXD101 and 5-FU in combination, compared to those animals treated with either drug alone. Anti-tumor activity was also noted in xenograft models where animals treated with a combination of PXD101 followed by 5-FU had significantly higher tumor growth inhibition compared to either drug used alone; and

•	Announced the initiation of a Phase Ib clinical trial evaluating the effect of combination chemotherapy, consisting of PXD101 and 5-FU, on patients with solid tumors with patient enrollment expected to commence by the third quarter of 2005. Following determination of the maximum tolerated dose of PXD101 and 5-FU, the study will expand and enroll up to 20 additional patients diagnosed with advanced colorectal cancer and further investigate the safety, change in expression of thymidylate synthase and anti-tumor activity of this combination.

CG53135 - protein therapeutic for the prevention and treatment of oral mucositis

•	Initiated a Phase I clinical trial to evaluate CG53135 for the treatment of oral mucositis (OM). In preclinical studies it was demonstrated that administration of CG53135 to animals with active OM resulted in a significant reduction in the number of days and severity of mucosal ulceration compared to control animals. This Phase I clinical study will evaluate the safety, tolerability, and potential effect of CG53135 as a treatment to reduce the severity and duration of active OM;

•	Acceptance of an abstract to present the final Phase I data detailing the safety of CG53135 for the prevention of OM on thirty patients receiving high-dose chemotherapy prior to hematopoietic stem cell transplants at the ASCO 2005 Annual Meeting, May 14-17 in Orlando, FL.

CR011 - fully human monoclonal antibody-drug conjugate for the treatment of metastatic melanoma

•	Presented new preclinical data at the AACR 96th Annual Meeting demonstrating that CR011 selectively binds to GPNMB, a protein highly expressed on the surface of melanoma cells. Furthermore, in xenograft models of melanoma, treatment with CR011 caused significant improvements in survival, including complete and durable tumor regression, without any notable toxicity or weight loss. This data will be further explored in clinical trials, which are expected to begin during the first half of 2006.

Upcoming Presentations by CuraGen

•	May 14 – 17: American Society of Clinical Oncology (ASCO) Annual Meeting, Orlando, FL

•	May 25 – 26: Needham & Company 4th Annual Biotechnology Conference, New York, NY

•	June 26 – 30: 3rd World Congress of Nephrology (WCN 2005), Singapore

•	June 30 – July 2: MASCC/ISOO 17th International Symposium, Geneva, Switzerland

Upcoming Presentations by 454 Life Sciences

•	May 31 – June 4: Human Genome Organization (HUGO) VIII International Symposium on Mutations in the Human Genome, Santorini, Greece

•	June 5 – 9: American Society for Microbiology (ASM) 106th General Meeting, Atlanta, GA

•	June 27 – 28: 13th Annual Nucleic Acid-Based Technologies, Baltimore, MD

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer. CuraGen’s technology and expertise have been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences is commercializing novel instrumentation and services for rapidly and comprehensively determining the nucleotide sequence — “whole genome sequencing” — of genomes. The Company’s instrument systems, based on proprietary picoliter-technologies, patented light emitting sequencing chemistry, and state of the art informatics, have 100 times the throughput of existing sequencing machines. 454 is marketing its services and instruments to pharmaceutical, biotechnology, biodefense, and agriculture companies as well as to universities and government agencies. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation. Additional information is available at http://www.454.com.

Safe Harbor

This press release contains forward-looking statements including statements about CuraGen’s expectation that it will announce additional proof-of-concept studies with PXD101 and that it will continue to build its oncology pipeline; potential funding of the clinical development of CG53135, PXD101 and CR002, as well as the preclinical development of CR011 and CT052; CuraGen’s ability to decrease its net operating cash burn in 2005, as compared to 2004, while bringing its pipeline through the more advanced stages of clinical development; 454’s ability to ramp up commercialization and move toward financial self-sufficiency; 454’s expectation that it will announce the placement of additional instrument systems with major clients throughout the year and continue to expand its client base at the Measurement Services Center; CuraGen’s expectation that its Phase Ib clinical trial of PXD101 and 5-FU will commence by the third quarter of 2005 and will expand and enroll up to 20 additional patients and further investigate the safety, change in expression of thymidylate synthase and anti-tumor activity of this combination; and CuraGen’s expectation that clinical trials of CR011 will begin in the first half of 2006. Such statements are based on our current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that CuraGen will be unable to decrease its net operating cash burn for 2005, due to any number of financial, technical or collaboration considerations, uncertainty of additional funding, the early stage of development of 454’s products and technologies, CuraGen’s stage of development as a genomics-based pharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, 454’s and CuraGen’s history of incurring losses and the uncertainty of achieving profitability, CuraGen’s reliance on research collaborations and strategic alliances, competition, patent infringement claims against 454’s and CuraGen’s products, processes and technologies, the ability to protect 454’s and CuraGen’s patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to CuraGen’s Annual Report on Form 10-K for the period ended December 31, 2004 for a complete description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenue:
Grant revenue	$719	$—
Instrument and reagent sales	1,082	—
Collaboration revenue	1,629	1,615

Total revenue	3,430	1,615

Operating expenses:
Grant research	421	—
Cost of instrument and reagent sales	207	—
Research and development	17,576	15,141
General and administrative	4,351	4,857

Total operating expenses	22,555	19,998

Loss from operations	(19,125)	(18,383)
Interest income	2,107	2,036
Interest expense	(3,361)	(2,877)
Loss on extinguishment of debt	—	(294)

Loss before income taxes and minority interest in subsidiary loss	(20,379)	(19,518)
Income tax benefit	73	94
Minority interest in subsidiary loss	907	1,385

Net loss	$(19,399)	$(18,039)

Basic and diluted net loss per share	$(0.39)	$(0.36)

Weighted average number of shares used in computing basic and diluted net loss per share	50,272	49,803

SELECTED BALANCE SHEET INFORMATION

	March 31, 2005	December 31, 2004
	(unaudited)
Cash and investments	$303,407	$328,120
Working capital	289,237	312,024
Total assets	348,747	369,212
Total long-term liabilities	241,000	241,000
Accumulated deficit	399,288	379,889
Stockholders’ equity	86,671	106,897